Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into as of the Effective Date (as defined below), by and between FIRST TRINITY FINANCIAL CORPORATION, an Oklahoma corporation (“Company”) and JEFFREY J. WOOD (“Employee”).

Whereas, Company desires to continue to employ Employee as its Chief Financial Officer of the Company and its subsidiaries amongst other duties, roles and responsibilities; and

Whereas, Employee desires to continue in such positions; and

Whereas, the Company and Employee are parties to that certain Amended and Restated Employment Agreement effective March 18, 2019 (the “March 2019 Agreement”) and they desire to amend and restate the March 2019 Agreement in its entirety herein.

The parties agree to the following:

Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“Affiliate” includes each direct and indirect subsidiary of the Company and any other entities controlled by, controlling or under common control with the Company.

“Agreement” means this Agreement, including its recitals and schedules, as amended from time to time.

“Base Salary” has the meaning attributed to such term in Section 3(a).

“Board” means the board of directors of the Company in office from time to time.

“Bonus” has the meaning attributed to such term in Section 3(b).

“Business” means all the business and activities from time to time carried on by the Company and its Affiliates.

“Cause” means the Board’s termination of the Employee’s employment following the Employee’s (i) intentional neglect that jeopardizes the life or property of another; (ii) intentional wrongdoing or malfeasance; (iii) intentional violation of a business related law; or (iv) failure to perform his duties under this Agreement after the Board has delivered to the Employee written notice which specifically identifies the manner in which the Board believes he is not performing his duties. No such action or inaction by the Employee shall be treated as Cause unless, in the case of clauses (i), (ii) or (iii) it has a material adverse effect on and is demonstrably injurious to the Company and, in the case of clauses (i) through (iv), it is not cured by the Employee, or cannot be cured, within sixty (60) days after written notice from the Board to the Employee thereof. The Employee may only be terminated for Cause upon a resolution of a majority of the Board (and, following a Change in Control, greater than 3/4 of the Board) after the Employee has been given the reasonable opportunity to be heard before the Board with counsel present.

“Change in Control” shall be deemed to occur on:

(a)       the date of the acquisition of securities of the Company (including securities convertible into shares of common stock of the Company (“Common Shares”) and/or other securities of the Company (“Convertible Securities”)) as a result of which a person or group (an “Acquirer”) owns beneficially Common Shares or other securities of the Company and/or Convertible Securities such that, assuming the conversion of Convertible Securities owned beneficially by the Acquirer but not by any other holder of Convertible Securities, the Acquirer would own beneficially (i) not less than 50% of the Common Shares; or (ii) shares which would entitle the holders thereof to cast not less than 50% of the votes attaching to all shares in the capital of the Company which may be cast to elect directors of the Company; or

(b)        the date upon which the following two conditions shall have been satisfied:

(i)         the acquisition (“Acquisition of Control”) of securities of the Company (including Convertible Securities) as a result of which an Acquirer owns beneficially Common Shares or other securities of the Company and/or Convertible Securities such that, assuming the conversion of Convertible Securities owned beneficially by the Acquirer but not by any other holder of Convertible Securities, the Acquirer would own beneficially (A) not less than 30% of the Common Shares or (B) shares which would entitle the holders thereof to cast not less than 30% of the votes attaching to all shares in the capital of the Company which may be cast to elect directors of the Company; and

(ii)         within two years after the Acquisition of Control, a majority of the Board consists of individuals who were not directors of the Company before the Acquisition of Control; or

(c)         the date upon which the following two conditions shall have been satisfied:

(i)         the occurrence of (A) an amalgamation or merger of the Company with any other corporation (other than an Affiliate); (B) any other business combination or consolidation; (C) a plan for the liquidation of the Company; or (D) the sale or disposition of all or substantially all of the assets of the Company (a “Corporate Reorganization”); and

(ii)         within two years following a Corporate Reorganization, a majority of the board of directors of the amalgamated or merged entity or successor entity into which the Company was merged or which acquired substantially all of the assets of the Company consists of individuals who were not directors of the Company immediately before the Corporate Reorganization.

Notwithstanding anything herein to the contrary, with respect to any amounts that constitute deferred compensation under Section 409A, to the extent required to avoid accelerated taxation or penalties, no Change in Control will be deemed to have occurred unless such Change in Control also constitutes a change in control in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets under Treasury Regulation Section 1.409A-3(i)(5).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” or “Employer” means First Trinity Financial Corporation and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

“Effective Date” of this Agreement means upon execution by the Chairman of the Company’s Compensation Committee and Jeffrey J. Wood on August 15, 2024.

“Employee” or “Executive” means Jeffrey J. Wood.

“Good Reason” means the following: (i) a material reduction in the title, position, duties, authority or job responsibilities of the Employee, including the demotion of the Employee from the position of Chief Financial Officer, which demotion is caused by something other than the Employee’s actions or inactions which would constitute Cause or the removal of the Employee as an officer of the Company or its majority-owned subsidiaries or the failure of the Employee to be re-elected as an officer of the Company by the Board of Directors, as the case may be; (ii) the relocation of the Employee’s employment location by more than 25 miles from Tulsa, Oklahoma; (iii) a material reduction in the Employee’s Base Salary or Bonus opportunity; (iv) any material breach of this Agreement by the Company (including a failure to comply with Section 10 of this Agreement); or (v) the Employee’s voluntary termination of employment for any reason during the 12-month period commencing upon a Change in Control of the Company. The Employee may terminate his employment with Good Reason pursuant to clauses (i) through (iv) above by providing written notice to the Company within 60 days following his knowledge of the occurrence of the event constituting Good Reason and, if the Company fails to cure such event during the 30-day period following such notice, by terminating his employment within 120 days following his knowledge of the occurrence of the event constituting Good Reason. The Employee may terminate his employment for Good Reason pursuant to clause (v) above by providing 5 days written notice of his termination.

“Section 409A” means Section 409A of the Code and the Treasury Regulations and administrative guidance promulgated thereunder.

“Termination Date” means the later of two years from the Effective Date of the Agreement or two years from the date of the last automatic extension of the Agreement.

1.            TERMS AND DUTIES

For valuable consideration, the receipt of which is hereby acknowledged, Employee is hereby employed and shall continue to work for the Company and its subsidiaries as Chief Financial Officer for a term commencing on the Effective Date and continuing for a period of twenty-four months (24) thereafter, or the earlier termination of this Agreement as described in Section 6 hereof, whichever shall occur first. The Employee’s duties shall be to manage Company’s interests in its Business and subsidiaries as mutually agreed upon and set forth in an agreed-upon job description. The Employee’s office location shall be at the Company’s headquarters in Tulsa, Oklahoma.

Automatic Extension

Commencing on the two (2) year anniversary of the Effective Date, the Agreement shall be automatically extended for successive two-year terms unless this Agreement is terminated as described in Section 6 hereof.

2.           TIME

Employee shall faithfully perform for the Company the duties incident to the office of Chief Financial Officer and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board. The Employee shall devote substantially all of the Employee’s business time and effort to the performance of the Employee’ s duties hereunder. Employee may serve on the board of directors of directly-owned subsidiaries of the Company as approved by the Company’s Board of Directors. Employee may participate in, invest in and acquire interests in other entities including insurance companies, but may only provide advice and consulting services to any company at the approval of the President and Chief Executive Officer or Board of Directors. The Employee may also participate in charitable and community activities, serve on not-for-profit boards and manage his personal investments so long as such activities do not materially interfere with his duties to the Company.

3.           COMPENSATION

(a)         Base Salary. As compensation for all services rendered by the Employee under this Agreement, Company will pay Employee a 2024 annual base salary of $323,127 payable periodically, in substantially equal amounts, but no less often than semi-monthly in accordance with Company’s payroll practices from time to time in effect. The Employee’s base salary will increase annually on January 1st of each year by 6%.

(b)         Bonus. In addition to the Employee’s base salary, the Company may pay a discretionary bonus subject to approval by the Company’s Board of Directors.

4.           EMPLOYEE BENEFITS

The Employee will be entitled to participate in all incentive, retirement, profit-sharing, life, medical, disability and other benefit plans and programs (collectively, “Benefit Plans”) as are from time to time generally available to other executives of the Company with comparable responsibilities, subject to the provisions of those programs. Without limiting the generality of the foregoing, the Company will provide the Employee with basic health and medical benefits on the terms that such benefits are provided to other executives of the Company with comparable responsibilities.

The Employee will also be entitled to holidays, sick leave and vacation in accordance with the Company’s policies as they may change from time to time, but in no event shall the Employee be entitled to less than four (4) weeks’ paid vacation. The Employee shall be provided with indemnification and advancement of expenses to the fullest extent permitted by applicable state law and shall be covered by the Company’s directors’ and officers’ liability insurance policy at its highest levels.

5.           EXPENSES

(a)         Reimbursement for Expenses. The Company will promptly reimburse the Employee, in accordance with the Company’s policies and practices in effect from time to time, for all expenses reasonably incurred by the Employee in performance of the Employee’s duties under this Agreement.

6.           TERMINATION

The Employee’s employment by the Company: (a) shall terminate upon the Employee’s death or disability (pursuant to Section 7(a)(i) below); (b) may be terminated by the Company for any reason other than Cause; (c) may be terminated by the Company for Cause (as defined above) at any time; (d) may be terminated by the Employee, without Good Reason at any time upon sixty (60) days’ prior written notice delivered by the Employee to the Company; and (e) may be terminated by the Employee for Good Reason pursuant to the procedures set forth in the Good Reason definition. This Agreement will automatically terminate if the Employee shall be prevented from performing Employee’s usual duties by reason of a medically determinable physical or mental impairment or disability, total or partial, which can be expected to result in death or can be expected to last for a continues period of not less than twelve (12) months (herein referred to as “Disability”); provided, however, the Company shall nevertheless continue to pay full salary up to and including the last day of the fifth consecutive month following a disability. For purposes of this Agreement, the determination of disability shall be made in the discretion of the Board. Any such salary payments to the Employee shall be reduced by the amount of any benefits paid for the same period of time under any disability insurance program provided by the Company.

7.           CONSEQUENCES OF TERMINATION

(a)         CONSEQUENCES OF TERMINATION - EMPLOYEE’S DEATH OR DISABILITY.

(i)         If the Employee’s employment is terminated because of the Employee’s death or Disability, (i) subject to Section 7(d) hereof, this Agreement terminates immediately; (ii) the Company will pay the Employee, or his legal representative or estate, as the case may be, within thirty (30) days following such termination of employment: (x) all accrued vacation amounts and unreimbursed business expenses; and (y) in full satisfaction of all of its compensation (Base Salary and Bonus) obligations under this Agreement, an amount equal to the sum of any Base Salary due to the Employee through the last day of employment, plus any accrued Bonus to which the Employee may have been entitled on the last day of employment, but had not yet been received (subject to Section 6 in the case of a Disability); and (iii) the Employee’s benefits and rights under any Benefit Plan shall be paid, retained or forfeited in accordance with the terms of such plan; provided, however, that Employer shall have no obligation to make any payments toward these benefits for Employee from and after termination.

(b)         CONSEQUENCES OF TERMINATION BY THE COMPANY FOR ANY REASON OTHER THAN FOR CAUSE OR BY EMPLOYEE FOR GOOD REASON.

(i)         If the Employee’s employment is terminated by the Company for any reason other than for Cause or if the Employee terminates his employment for Good Reason, then, subject to Section 7(c) hereof, this Agreement terminates immediately and the Company will pay the Employee: (A) all accrued vacation amounts and unreimbursed business expenses plus; and (B) an amount equal to the sum of any Base Salary due to the Employee through the last day of employment; plus (C) any accrued Bonus to which the Employee may have been entitled on the last day of employment but had not yet been paid to him, in full satisfaction of all of its compensation obligations under this Agreement (Base Salary and Bonus), all within thirty (30) days following such termination of employment.

(ii)         In addition, for a period of two (2) years following the Employee’s foregoing termination of employment:

(1)         the Employee shall be treated as if he had continued to be an employee for all purposes under the Company’s health and medical plans, or if the Employee is prohibited from participating in any such plan, the Company shall, at its sole cost and expense, provide health and dental insurance coverage for Employee or reimbursement thereof which is equivalent to the coverage provided to Employee as of the Employee’s termination of employment. Such benefits shall not have any waiting period for coverage and shall provide coverage for any pre-existing condition. Following this continuation period, the Employee shall be entitled to receive continuation coverage under Part 6 of Title I of ERISA treating the end of this period as a termination of the Employee’s employment to the extent permitted by law; and

(2)         the Company shall maintain in force and at its expense, all life insurance being provided or required to be provided to the Employee by the Company as of the Employee’s termination of employment and shall thereafter enable Employee to assume such life insurance at the Employee’s expense.

Except as otherwise provided in this Section 7(b), the Employee’s benefits and rights under any Benefit Plan, other than any basic health and medical benefit plan, shall be paid, retained or forfeited in accordance with the terms of such plan; provided, however, that the Employer shall have no obligation to make any payments toward the Employee’s benefits under such Benefit Plan(s) from and after termination, other than as required by applicable law.

(c)         CONSEQUENCES OF TERMINATION FOR CAUSE BY THE COMPANY OR BY EMPLOYEE OTHER THAN FOR GOOD REASON, DEATH OR DISABILITY.

If the Employee’s employment is terminated by the Company for Cause or by the Employee other than for Good Reason or the Employee’s death or Disability, (i) subject to Section 7(d) hereof, this Agreement terminates immediately; (ii) the Company will pay the Employee, in full satisfaction of all of its compensation (Base Salary and Bonus) obligations under this Agreement, an amount equal to the sum of any Base Salary due to the Employee through the last day of employment, plus any accrued Bonus to which the Employee may have been entitled on the last day of employment, but had not yet been received; and (iii) the Employee’s benefits and rights under any Benefit Plan shall be paid, retained or forfeited in accordance with the terms of such plan; provided, however, that Employer shall have no obligation to make any payments toward these benefits for Employee from and after termination other than as required by applicable law.

(d)         PRESERVATION OF CERTAIN PROVISIONS.

(i)          Notwithstanding any provisions of this Agreement to the contrary, the provisions of Sections 8 through 12 hereof shall survive the expiration or termination of this Agreement as necessary to give full effect to all of the provisions of this Agreement.

8.           ARBITRATION

(a)         Any disputes arising under or in connection with this Agreement shall be resolved by arbitration, to be held in Tulsa, Oklahoma in accordance with the rules and procedures of the American Arbitration Association and the State of Oklahoma.

(b)         All costs, fees and expenses of any arbitration in connection with this Agreement which result in any decision or settlement requiring Company to make a payment to Employee, including, without limitation, attorneys’ fees of both Employee and Company, shall be borne by, and be the obligation of, Company. In no event shall Employee be required to reimburse Company for any of the costs and expenses incurred by Company relating to such arbitration. The obligation of Company under this section shall survive the termination of this Agreement (whether such termination is by Company, by Employee, upon the expiration of this Agreement or otherwise).

(c)         Pending the outcome or resolution of any arbitration, Company shall continue payment of all amounts to Employee without regard to any dispute.

8A.         Change in Control Payment

(a)         In the event the Company undergoes a Change in Control, and so long as Employee is employed with the Company immediately before the Change in Control, Employee will receive a payment (the “Change in Control Payment”), subject to applicable withholdings and deductions, equal to (a) 2.50 times the average of Employee’s W-2 compensation (as reported in box 1) for the two completed years that immediately precede the Change in Control. The Change in Control Payment will be paid to Employee at closing if commercially reasonably and in no event later than sixty (60) days after the effective date of the Change in Control.

9.           NON-COMPETE

Employee agrees that for a period of one year following the termination of this Agreement he will not (i) solicit any Company shareholder, policyholder, to become a shareholder, policyholder, of any competitor or anticipated competitor of the Company; and (ii) solicit any employee, agent, or independent contractor of Company to become an employee, agent or independent contractor of any competitor or anticipated competitor of the Company.

EXCEPTIONS TO NON-COMPETITION COVENANTS.

Notwithstanding anything herein to the contrary or apparently to the contrary, the following shall not be a violation or breach of the non-competition covenants contained in this Agreement. The Employee may: (i) engage in business with anyone or any companies that the Employee had an existing relationship with prior to becoming associated with the Company; (ii) engage in any business, including the insurance business as an agent, employee, shareholder or owner, in any location; (iii) conduct business with any Company shareholder, policyholder to become a shareholder, policyholder of any competitor or anticipated competitor of Company if the person solicits the Employee; (iv) hire any employee, agent or independent contractor of the Company to become an employee, agent or independent contractor of any competitor or anticipated competitor of Company if the person solicits Employee; (v) provide references for employees of the Company; and (vi) solicit employees of the Company through general advertisements not specifically targeted at employees of the Company.

Employee shall deliver promptly to Company on termination of the Employee’s employment by the Company, or at any time Company may so request, all memoranda, notes, records, reports, and other documents (and all copies thereof) relating to Company’s and its affiliates’ businesses which the Employee may then possess or have under his control. Notwithstanding the foregoing, the Employee may retain his contacts, calendar, personal correspondence and any compensation information or other information necessary for tax return purposes.

10.          SUCCESSORS; BINDING AGREEMENT; ASSIGNMENT

The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, provided that the Employee must be given the position as the Chief Financial Officer (“CFO”) with the same authority, powers and responsibilities set forth in Section 1 hereof with respect to the subsidiary or subdivision which operates the business of the Company as it exists on the date of such business combination.

Failure of the Company to obtain such express assumption and agreement at or prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation and benefits from the Company in the same amount and on the same terms to which the Employee would be entitled hereunder if the Company terminated the Employee’s employment without Cause. For purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination of Employee’s employment.

As used in this Agreement, the Company may not assign this Agreement, except in connection with, and to the acquirer of, all or substantially all of the business or assets of the Company, provided such acquirer expressly assumes and agrees in writing to perform this Agreement as provided in this Section. The Employee may not assign his rights or delegate his duties or obligations under this Agreement.

11.          280G PARACHUTE PAYMENTS

(a)         Limitations on Payments. I Notwithstanding any other provision of this Agreement, if it is determined that any portion of the Change in Control Payment or other payments provided for in this Agreement, or under any other agreement with or plan of the Company (in the aggregate "Total Payments"), would constitute an "excess parachute payment" under Code Section 280G(a), then the Total Payments to be made to the Employee shall be reduced such that the value of the aggregate Total Payments that the Employee is entitled to receive shall be one dollar ($1) less than the maximum amount which the Employee may receive without becoming subject to the excise tax imposed by Code Section 4999 or which the Company may pay without loss of deduction under Code Section 280G(a).

(b)         Determinations. Subject to the provisions of Section 11(c), all determinations required to be made under this Section 11 and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Total Payments that would constitute an "excess parachute payment". In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the change of control, the Employee may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Employee.

(c)         Claims by the IRS. Without limitation on the foregoing provisions of this Section 11, the Company shall control all proceedings taken in connection with any contest by the Internal Revenue service or other taxing authority, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion,.

12.         SECTION 409A.

The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. In the event the Company determines that a payment or benefit under this Agreement may not be in compliance with Section 409A, the Company shall reasonably confer with the Employee in order to modify or amend this Agreement to comply with Section 409A and to do so in a manner to best preserve the economic benefit of this Agreement. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, (i) no amounts shall be paid to the Employee under this Agreement until the Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A; (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Employee’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Employee’s separation from service (or death, if earlier), with interest for any cash payments so delayed, from the date such cash amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Code Section 1274 for the month in which the payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on the Employee; (iii) each amount to be paid or benefit to be provided under this Agreement shall be construed as a separately identified payment for purposes of Section 409A; (iv) any payments that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise; and (v) amounts reimbursable to the Employee under this Agreement shall be subject to the following: (1) shall be paid to the Employee on or before the last day of the year following the year in which the expense was incurred, (2) the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Employee) during any one (1) year may not effect amounts reimbursable or provided in any subsequent year; and (3) the reimbursement right may not be liquidated or substituted for other rights.

13.         MISCELLANEOUS

(a)         This Agreement constitutes the entire understanding between the parties regarding the subject matter hereof and supersedes any and all prior or contemporaneous oral or written communications and agreements. Nothing herein contained shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

No representation, promise, or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, or inducement not so set forth. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

This Agreement shall not be modified, amended or in any way altered except by an instrument in writing approved by the Board and signed by an officer designated by the Board to execute such waiver, modification or discharge and signed by Employee.

(b)         If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

(c)         Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

(d)         The provisions of this Agreement shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors, and assigns.

(e)         This Agreement shall be construed and enforced in accordance with the laws of the State of Oklahoma that are applicable to contracts made and to be performed in the State of Oklahoma, regardless of the actual place of making or performance.

(f)         This Agreement shall become effective upon the signature of Employee and the Company’s representative upon authorization by the Board.

(g)         The Employee represents that he has had the right and opportunity to consult with independent counsel of his own choosing and that he has read and understands the foregoing and he has signed this Agreement of his own free will without duress, coercion or undue influence.

(h)         Notices shall be sent via first-class mail, postage paid or personal delivery and shall be deemed to have been received on the earliest of the third day after deposit in the mail or personal delivery.

Notice to Jeffrey J. Wood:	Jeffrey J. Wood
Last address on books and Records of the Company

Notice to Company:	First Trinity Financial Corporation
7633 E. 63rd Place
Suite 230
Tulsa, OK 74133-1246

Executed this 15th day of August, 2024.

Jeffrey J. Wood:	/s/ Jeffrey J. Wood
Jeffrey J. Wood:

Company:

Gregg E. Zahn:	/s/ Gregg E. Zahn:
Gregg E. Zahn, Chief Executive Officer

George E. Peintner	/s/ George E. Peintner
George E. Peintner Chairman, First Trinity Financial Corporation Compensation Committee Member, First Trinity Financial Corporation Board of Directors